Exhibit 10.1

3701 Wayzata Blvd Suite 500 | Minneapolis, MN 55416 |
952-947-7777

Jim Lain	June 20, 2025

Re: Interim CEO Offer Letter Agreement

Dear Jim,

On behalf of Regis Corporation (“Regis”), I am pleased to offer you employment with Regis in the role of Interim President and Chief Executive Officer (“Interim CEO”) with the following terms:

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Term: Expected to commence on July 1, 2025, and continuing until (1) the date Regis hires you or your replacement as the permanent President and Chief Executive Officer, or (2) the date your employment with Regis is terminated by you or Regis for any other reason.

•	Interim Base Salary: $550,000, prorated based on your time in the Interim CEO role.

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Annual Bonus: You will remain eligible for a cash bonus under the Regis Corporation Short-Term Incentive Plan, provided that your target payout will equal 100% of your annualized base salary, prorated based on the number of days you work in the Interim CEO role during the applicable fiscal year.

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Interim Service Bonus: In recognition of your service in this interim role, you will be eligible to receive an interim service bonus of $100,000, less applicable tax withholding, payable in a lump sum as specified below. Your receipt of this bonus is conditioned upon you fulfilling your duties as Interim CEO until the appointment of a permanent President and Chief Executive Officer (either you or your replacement) and your continued employment with the Company for at least 30 days thereafter (or such earlier time as Regis terminates your employment without Cause (as defined in the Company’s Amended and Restated Senior Executive Severance Policy (the “Severance Policy”))). You will receive any earned interim service bonus in a lump sum within 30 days after an applicable vesting event occurs.

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Employee Benefits: You will continue to be eligible to participate in executive level perquisites and employee benefit plans and programs generally available to other senior executives of the Company, subject to the terms and conditions of such plans and programs, which may change from time to time.

•	Covenants: You will continue to be bound by the terms of the confidentiality and restrictive covenants you signed as a condition of your initial employment with Regis.

We intend to promptly commence the search for a permanent President and Chief Executive Officer candidate. We will strive to provide as much notice as possible of your transition out of the Interim CEO position. In the event you are transitioned out of the Interim CEO role, your employment terms will revert to those currently in effect or such other terms communicated to you at the time of your transition. For avoidance of doubt, you acknowledge and agree that your employment terms reverting to those currently in effect or such other terms after any transition out of the Interim CEO role will not constitute a good reason resignation or constructive termination event you may have under any equity or other compensation arrangement.

You understand that this offer, should you accept it, supersedes and replaces any other understanding or other agreement between you and Regis with respect to your employment with Regis as the Interim CEO. During this interim position, your terms of employment will be governed by this offer letter.

Your assignment to the Interim CEO role is conditioned upon your representation that you are able to perform the duties of this position and are not hindered by a non-compete or other agreement with any other employer which would prevent you from working at Regis in this role. Your employment with Regis continues to be at-will, which means either you or Regis may terminate your employment at any time for any reason, subject to any rights you may have under the Severance Policy, and Regis may alter the terms of your employment at any time and for any reason, including by reverting you to your original position with Regis.

Jim, I am delighted to provide you the opportunity to serve in this Interim CEO role.

Please sign below to indicate your approval.

Respectfully

/s/ Michael Merriman	/s/ Jim Lain

Michael Merriman	Accepted by: Jim Lain
Chairman of the Board of Directors